Exhibit 10.6

SOUTHERN STATES BANCSHARES, INC.

EXECUTIVE DEFERRED RESTRICTED STOCK UNIT PLAN

The Southern States Bancshares, Inc. Executive Deferred Restricted Stock Unit Plan (the “Plan”) is hereby adopted by Southern States Bancshares, Inc., an Alabama corporation (the “Company”) as of the date below.

W I T N E S S E T H:

WHEREAS, the Company desires to adopt an Executive Deferred Restricted Stock Unit Plan to attract and retain highly qualified individuals by providing them with tax-deferred awards;

WHEREAS, the Plan is designed to permit the Company to contribute Restricted Stock Unit Awards granted under the Company’s 2017 Incentive Stock Compensation Plan, as it may be amended from time to time (the “Stock Plan”) to a participant’s account to provide for deferral of the awards following the vesting date;

WHEREAS, the Plan is intended to comply in all respects with Internal Revenue Code Section 409A;

NOW, THEREFORE, the Company hereby adopts the Plan as of the Effective Date as follows:

ARTICLE 1
NAME AND PURPOSE

1.1 Name. The name of the Plan shall be the Southern States Bancshares, Inc. Executive Deferred Restricted Stock Unit Plan.

1.2 Plan for a Select Group. The Plan shall only cover employees of the Company who are members of a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA (as defined below). The Company shall have the authority to take any and all actions necessary or desirable in order for the Plan to satisfy the requirements set forth in ERISA and the regulations thereunder applicable to plans maintained for participants who are members of a select group of management or highly compensated employees. Moreover, the Plan at all times shall be administered in such a manner, and benefits hereunder shall be so limited, notwithstanding any contrary provision of the Plan, in order that the Plan shall constitute such a plan.

1.3 Not a Funded Plan. It is the intention and purpose of the Company that the Plan shall be deemed to be “unfunded” for tax purposes and deemed a plan as would properly be described as “unfunded” for purposes of Title I of ERISA. The Plan shall be administered in such a manner, notwithstanding any contrary provision of the Plan, in order that it will be so deemed and would be so described.

Exhibit 10.6
ARTICLE 2
DEFINITIONS

Unless the context otherwise indicates, the following terms used herein shall have the following meanings wherever used in this instrument:

2.1 Administrator. The term “Administrator” shall mean such person or entity as determined by the Committee, and in absence of such determination, the Committee, as defined in Article 2.8.

2.2 Beneficiary. The term “Beneficiary” shall mean any person who receives, or is designated to receive, payment of any benefit under the terms of the Plan because of the participation of the Participant in the Plan.

2.3 Board. The term “Board” shall mean the Board of Directors of the Company.

2.4 Change in Control. The term “Change in Control” means the occurrence, through sale, exchange, merger, redemption or otherwise of a (i) change in ownership as defined in Treasury Regulation §l.409A-3(i)(5)(v), (ii) change in effective control as defined in Treasury Regulation §l.409A-3(i)(5)(vi), or (iii) change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation §1.409A-3(i)(5)(vii) as currently in effect and as may hereafter from time to time be amended.

2.5 Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations or other pronouncements promulgated thereunder. Whenever a reference is made herein to a specific Code section, such reference shall be deemed to include any successor Code section having the same or a similar purpose.

2.6 Code Section 409A. The term “Code Section 409A” shall mean Section 409A of the Code and all regulations and guidance promulgated thereunder.

2.7 Committee. The term “Committee” shall mean the Compensation Committee of the Board or any successor thereto as may be determined by the Board from time to time; provided that, in the absence of a designated committee, the Board shall constitute the Committee.

2.8 Company. The term “Company” shall mean Southern States Bancshares, Inc. and any successor corporation or business organization which assumes the duties and obligations of Southern States Bancshares, Inc. under the Plan.

2.9 Deferral Account. The term “Deferral Account” shall mean the bookkeeping account established with respect to a Participant to which contributions shall be credited. A Participant's Deferral Account will be credited with the contributions made to the account, credited (or charged, as the case may be) with the hypothetical or deemed investment earnings, and charged with benefit distributions from the account.

2.10 Director. The term “Director” shall mean a member of the Board.

Exhibit 10.6
2.11 Disability. The term “Disability” shall mean a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

2.12 Effective Date. The term “Effective Date” shall mean the date the Plan becomes effective, the date of which is December 21, 2022.

2.13 ERISA. The term “ERISA” shall mean the Executive Retirement Income Security Act of 1974, as amended, and any regulations or other pronouncements promulgated thereunder. Whenever a reference is made herein to a specific ERISA Section, such reference shall be deemed to include any successor ERISA Section having the same or a similar purpose.

2.14 Executive. The term “Executive” shall mean any common-law employee of the Company eligible to participate in this Plan, whether or not also serving as a Director, but excluding any person serving only as a Director.

2.15 Normal Retirement Date. The term “Normal Retirement Date” shall mean the date on which a Participant attains age sixty-five (65).

2.16 Participant. The term “Participant” means an Executive selected by the Committee to participate in the Plan.

2.17 Plan Year. The term “Plan Year” shall mean the twelve (12) month period ending on December 31st in each calendar year. The first Plan Year shall begin on the Effective Date and end on December 31, 2022.

2.18 Restricted Stock Unit Award or RSU. The term “Restricted Stock Unit Award” or “RSU” shall mean an award of a specified number of restricted stock units granted under the Stock Plan and deferred under this Plan, giving the Executive the right to receive, under the conditions specified in the award, shares of common stock of the Company.

2.19 Retire or Retirement. The term “Retire” or “Retirement” shall mean a Separation from Service of a Participant, whether voluntary or involuntary, on or after the Participant’s Normal Retirement Date.

2.20 Separation from Service. The term “Separation from Service” shall mean separation from service as that term is defined and interpreted under Code Section 409A, including Treasury Regulation §1.409A-1(h).

Exhibit 10.6
ARTICLE 3
ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. Eligible employees are those who are deemed eligible by the Committee, in its sole discretion, and who have met all enrollment requirements set forth in the Plan and required by the Administrator.

3.2 Participation. An Executive shall be a Participant provided he or she has been selected by the Committee to participate in the Plan and has met all enrollment requirements set forth in the Plan and required by the Administrator.

ARTICLE 4
DEFERRAL ACCOUNTS

4.1 Establishment of Participant Deferral Account. The Administrator or designated representative shall establish a Deferral Account in the name of each Participant on its books and records. All amounts credited to the Deferral Account of a Participant, or Beneficiary, shall constitute a general, unsecured liability of the Company, as applicable, to such person.

4.2 Crediting of Deferral Account. Restricted Stock Unit Awards shall be credited to a Participant’s Deferral Account as of the date the Restricted Stock Unit Award is granted to the Participant. Any dividend equivalents credited to the Participant’s Deferral Account shall be credited to the account as cash and will be settled in cash.

4.3 Valuation of Deferral Account. Shares credited to the Participant’s Deferral Account shall be shown based on the value of the Company’s common stock valuation at such time.

4.4 Vesting of Deferral Account. A Participant’s Deferral Account shall vest over a three (3) year period at the rate of thirty-three and one-third percent (33 1/3%) of the Account balance at the end of the first Plan year, fifty percent (50%) of the account balance at the end of the second Plan year and one hundred percent (100%) of the remaining account balance at the end of the third Plan year.

4.5 Distribution of Deferral Account.

(a) Upon a Separation from Service on or after the Normal Retirement Date, a Participant’s Deferral Account balance shall be distributed in a lump sum within thirty (30) days after Separation from Service.

(b) Upon a Separation from Service prior to the Normal Retirement Date (including for Disability), a Participant’s Vested Deferral Account balance shall be distributed within thirty (30) days after the Normal Retirement Date.

(c) In the event of a Change in Control, a Participant’s Deferral Account shall be deemed to be fully vested and the Deferral Account balance shall be distributed the later of the Participant’s Normal Retirement Date or Separation from Service.

Exhibit 10.6
(d) Distribution of a Participant’s RSUs shall be settled by issuance to the Participant of one (1) share of the Company’s common stock (each, a “Share”) for each RSU. The settlement of RSUs by issuance of Shares shall be subject to the Company’s collection of all applicable Withholding Taxes (as defined below In no event, however, shall any fractional Shares be issued. Accordingly, the total number of Shares to be issued pursuant to the RSUs shall, to the extent necessary, be rounded down to the next whole Share in order to avoid the issuance of a fractional Share.

4.6 Distribution of Deferral Account upon Death. In the event of a Participant's death, all RSUs credited to the Participant's Deferral Account shall be settled by issuance to the Beneficiary of one (1) Share for each RSU as soon as practicable after the death of the Participant. The Beneficiary designation may be changed from time to time by the Participant. In the absence of a valid Beneficiary designation, or if there is no living Beneficiary validly named by the Participant, the amounts credited to the Participant's Deferral Account shall be paid in accordance with Article 5.1.

ARTICLE 5
BENEFICIARIES

5.1 Automatic Beneficiary. Unless the Participant has designated a Beneficiary in accordance with the provisions of Article 5.2 herein, the Beneficiary shall be deemed to be the person or persons in the first of the following classes in which there are any survivors of a Participant or former Participant:

(a) spouse at the time of Participant’s death,

(b) issue, per stirpes,

(c) parents, or

(d) executor or administrator of Participant’s estate.

5.2 Designated Beneficiary or Beneficiaries. The Participant may sign a document designating a Beneficiary or Beneficiaries to receive any benefit payable under this Plan, on a form approved by the Administrator. In the event a Participant dies at a time when a designation is on file which does not dispose of the total benefit distributable under this Plan, then the portion of such benefit distributable on behalf of said Participant, the disposition of which was not determined by the deceased’s designation, shall be distributed to a Beneficiary determined under Article 5.1. Any ambiguity in a Beneficiary designation shall be resolved by the Administrator.

Exhibit 10.6
ARTICLE 6
RIGHTS OF PARTICIPANT AND BENEFICIARIES

6.1 Creditor Status of Participant and Beneficiary. The Plan constitutes the unfunded, unsecured promise of the Company to make payments to a Participant and/or Beneficiary in the future and shall be a liability solely against the general assets of the Company. The Company shall not be required to segregate, set aside or escrow any amounts for the benefit of any Participant or Beneficiary. A Participant and Beneficiary shall have the status of a general unsecured creditor of the Company and may look only to the Company and their general assets for payment of benefits under the Plan.

6.2 Rights with Respect to a Trust. Any trust and any assets held thereby to assist the Company in meeting its obligations under the Plan shall in no way be deemed to controvert the provisions of Article 6.1 herein.

6.3 Investments. In its sole discretion, the Company may acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets of the Company to meet its anticipated liabilities under the Plan. Such policies, annuities or other investments shall at all times be and remain unrestricted general property and assets of the Company or property of a trust. Participants and Beneficiaries shall have no rights, other than as general creditors, with respect to such policies, annuities or other acquired assets.

ARTICLE 7
TRUST

7.1 Establishment of Trust. Notwithstanding any other provision or interpretation of the Plan, the Company may establish a trust in which to hold cash, insurance policies or other assets to be used to make, or reimburse the Company, as applicable, for payments to the Participant or Beneficiaries of all or part of the benefits under the Plan. Any trust assets shall at all times remain subject to the claims of general creditors of the Company in the event of its insolvency as more fully described in the trust.

7.2 Obligations of the Company. Notwithstanding the fact that a trust may be established under Article 7.1 herein, the Company shall remain liable for paying the benefits under the Plan. However, any payment of benefits to a Participant or a Beneficiary made by such a trust or by the Company shall satisfy the Company’s obligation to make such payment to such person.

7.3 Trust Terms. A trust established under Article 7.1 herein may be revocable by the Company, provided, however, that such a trust may become irrevocable in accordance with its terms in the event of a Change in Control. Such a trust may contain such other terms and conditions as the Company may determine to be necessary or desirable. The Company may terminate or amend a trust established under Article 7.1 herein at any time, and in any manner it deems necessary or desirable, subject to the preceding sentence and the terms of any agreement under which any such trust is established or maintained.

Exhibit 10.6
ARTICLE 8
ADMINISTRATION

8.1 Appointment of Administrator. The Committee may appoint the Administrator which shall be any person(s), corporation or partnership (including the Company itself) as the Committee shall deem desirable in its sole discretion. The Administrator may be removed or resign upon thirty (30) days written notice or such lesser period of notice as is mutually agreeable. Unless the Committee appoints another Administrator, the Committee shall be the Administrator.

8.2 Powers and Duties of the Administrator. The Administrator shall determine any and all questions of fact, resolve all questions of interpretation of the Plan which may arise under any of the provisions of the Plan as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of the Plan which it is herein given or for which no contrary provision is made. The Administrator shall have full power and discretion to interpret the Plan and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Participant, or other applicant, in accordance with the provisions of the Plan. The Administrator’s decision with respect to any matter shall be final and binding on all parties concerned, and neither the Administrator nor any of its Directors, officers, employees or delegates nor, where applicable, the Directors, officers or employees of any delegate, shall be liable in that regard except for gross abuse of the discretion given it and them under the terms of the Plan. All determinations of the Administrator shall be made in a uniform, consistent and nondiscriminatory manner with respect to the Participants and Beneficiaries in similar circumstances. The Administrator, from time to time, may designate one or more persons or agents to carry out any or all of its duties hereunder.

8.3 Engagement of Advisors. The Administrator may employ actuaries, attorneys, accountants, brokers, employee benefit consultants, and other specialists to render advice concerning any responsibility the Administrator or Committee has under the Plan. Such persons may also be advisors to the Company.

ARTICLE 9
AMENDMENT AND TERMINATION

9.1 Power to Amend or Terminate. Except as otherwise provided herein following a Change in Control, the Plan may be amended by the Company at any time, and may be terminated by the Company at any time, but no such amendment, modification or termination shall be detrimental to the Participant without the consent of such participant. A Plan Termination followed by full settlement of all amounts in Deferral Accounts which are vested as of the Plan termination date shall not be considered detrimental to a Participant. Such amendment or termination shall be in writing, executed by two or more Directors whose actions are authorized or ratified by the Board. The foregoing right to terminate the Plan shall be subject to the limitations of Code Section 409A, which may permit Plan Termination but prohibit the distribution of assets in advance of the times otherwise provided herein.

Exhibit 10.6
9.2 No Liability for Plan Amendment or Termination. Neither the Company nor any of its officers or Directors shall have any liability as a result of the amendment or termination of the Plan.
ARTICLE 10
MISCELLANEOUS

10.1 Non-Alienation. No benefits or amounts credited under the Plan shall be subject in any manner to be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached, garnished or charged in any manner (either at law or in equity), and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish or charge the same shall be void; nor shall any such benefits or amounts in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits or amounts as are herein provided to a Participant.

10.2 Tax Withholding. The Company may withhold from the Participant’s compensation, or any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

10.3 Incapacity. If the Administrator determines that a Participant or other person entitled to payments under the Plan is incompetent by reason of physical or mental disability and is consequently unable to give a valid receipt for payments made hereunder, or is a minor, the Administrator may order the payments becoming due to such person to be made to another person for the Participant’s benefit, without responsibility on the part of the Administrator to follow the application of amounts so paid. Payments made pursuant to this Article shall completely discharge the Administrator and the Company with respect to such payments.

10.4 Independence of Plan. Except as otherwise expressly provided herein, the Plan shall be independent of, and in addition to, any other benefit agreement or plan of the Company or any rights that may exist from time to time thereunder.

10.5 No Employment Rights Created. The Plan shall not be deemed to constitute a contract conferring upon a Participant the right to remain employed by the Company for any period of time.

10.6 Responsibility for Legal Effect. Neither the Company nor the Administrator, the Committee, nor any officer, member, delegate or agent of any of them, makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of the Plan. Without limiting the generality of the foregoing, the Company shall have no liability for the tax liability which a Participant may incur resulting from participation in the Plan or the payment of benefits hereunder.

Exhibit 10.6
10.7 Limitation of Duties. The Company, the Committee, the Administrator, and their respective officers, members, employees and agents shall have no duty or responsibility under the Plan other than the duties and responsibilities expressly assigned to them herein or delegated to them pursuant hereto. None of them shall have any duty or responsibility with respect to the duties or responsibilities assigned or delegated to another of them.

10.8 Limitation of Sponsor Liability. Any right or authority exercisable by the Company, pursuant to any provision of the Plan, shall be exercised in the Company’s capacity as sponsor of the Plan, or on behalf of the Company in such capacity, and not in a fiduciary capacity, and may be exercised without the approval or consent of any person in a fiduciary capacity. Neither the Company, nor any of its respective officers, members, employees, agents and delegates, shall have any liability to any party for its exercise of any such right or authority.

10.9 Successors. The terms and conditions of the Plan shall inure to the benefit of and bind the Company and its successors, the Participants, Beneficiaries and the personal representatives of the Participants and Beneficiaries.

10.10 Controlling Law. The Plan shall be construed in accordance with the laws of the State of Alabama to the extent not preempted by laws of the United States, without regard to the conflict of law provisions of any jurisdiction.

10.11 Jurisdiction and Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Plan shall be brought only in the courts of the State of Alabama, Calhoun County or, if it has or can acquire jurisdiction, in the United States District Court serving Calhoun County, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.12 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Southern States Bancshares, Inc.
615 Quintard Avenue
Anniston, AL 36201
Attn: Administrator
Executive Deferred Restricted Stock Unit Plan

10.13 Headings and Titles. The Article headings and titles of Articles used in the Plan are for convenience of reference only and shall not be considered in construing the Plan.

10.14 General Rules of Construction. The masculine gender shall include the feminine and neuter, and vice versa, as the context shall require. The singular number shall include the plural, and vice versa, as the context shall require. The present tense of a verb shall include the past and future tenses, and vice versa, as the context may require.

Exhibit 10.6

10.15 Severability. In the event that any provision or term of the Plan, or any agreement or instrument required by the Administrator hereunder, is determined by a judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, all other provisions or terms of the Plan or such agreement or instrument shall remain in full force and effect and shall be enforceable as if such void or nonenforceable provision or term had never been a part of the Plan, or such agreement or instrument except as to the extent the Administrator determines such result would have been contrary to the intent of the Company in establishing and maintaining the Plan.

10.16 Indemnification. The Company and the Company shall indemnify, defend, and hold harmless any executive, officer or Director of the Company for all acts taken or omitted in carrying out the responsibilities of the Company, Company, Committee or Administrator under the terms of the Plan or other responsibilities imposed upon such individual by law. This indemnification for all such acts taken or omitted is intentionally broad, but shall not provide indemnification for any civil penalty that may be imposed by law, nor shall it provide indemnification for embezzlement or diversion of Plan funds for the benefit of any such individual. The Company and the Company shall indemnify any such individual for expenses of defending an action by the Participant, Beneficiary, service provider, government entity or other person, including all legal fees and other costs of such defense. The Company shall also reimburse any such individual for any monetary recovery in a successful action against such individual in any federal or state court or arbitration. In addition, if a claim is settled out of court with the concurrence of the Company, the Company shall indemnify any such individual for any monetary liability under any such settlement, and the expenses thereof. Such indemnification will not be provided to any person who is not a present or former executive, officer or Director of the Company nor shall it be provided for any claim by a participating Company against any such individual.

IN WITNESS WHEREOF, Southern States Bancshares, Inc., by its appropriate officers duly authorized, has caused the Plan to be executed and adopted as of the Effective Date.

SOUTHERN STATES BANCSHARES, INC.
By